Exhibit 11

                 Statement re: Computation of Per Share Earnings

                             FIDELITY HOLDINGS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE


Number of shares outstanding January 1, 1997                        6,279,200

Common stock issued during the year:

                                                          Weighted
                                                           Average
Date                       Days           Number of       Number of
Issued                  Outstanding         Shares          Shares

March 20,1997               286             26,500          20,764
August 8, 1997              145             50,000          19,863
September 30, 1997           92            523,000         131,822
November 3, 1997             58             17,000           2,701
                                                             -----


Weighted average number of shares issued during 1997                  175,150
                                                                      -------

Number of shares used in computing basic earnings per share         6,454,350(A)

Dilution:
         250,000 shares of Preferred Stock, each share
                convertible into 2 shares of common stock             500,000
         Warrants representing 1,077,000 shares, exercisable
                at $1.25 per share, with the average market value
                approximately $2.80 per share                         596,196
                                                                      -------

Number of shares used in computing diluted earnings per share       7,550,546(B)
                                                                    ---------

Earnings Per Share:

         Net Income                                                 $ 369,139(C)

         Earnings per share - basic [(C)/(A)]                       $    0.06

         Earnings per share - diluted [(C)/(B)]                     $    0.05


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